YTB International’s 2008 Founders’ Tour Reaches 30,000
YTB International Founders Participated in a Highly Successful “27 Cities in 30 Days” Whirlwind National Tour

WOOD RIVER, IL - (February 13, 2008) - YTB International, Inc. (OTC PK: YTBLA) (“YTB” or the “Company”), a leading international provider of Internet-based travel booking services for home-based independent RTAs, announced today that Company founders, Lloyd “Coach” Tomer and Scott Tomer, have just completed a widely-successful 16 state tour in which they visited 27 cities in 30 days.

“This is a momentous event that I look forward to every year,” said Coach Tomer. “This year’s tour was a tremendous success with more than 30,000 people in attendance. I really enjoy speaking to the thousands of people who are new to the opportunities associated with YTB.”

The Founders’ Tour begins at the Coach’s Birthday Bash, an annual event where YTB’s top producers are invited to celebrate the previous year’s accomplishments and plan for the upcoming year.

“The momentum created by the 2007 Founders Tour lead to a record year for YTB,” said Scott Tomer. “The turnout was substantially higher this year, which gives me confidence that 2008 will be the best year in our company’s history.”

About YTB International
Recognized as the 35th largest seller of travel in the U.S. in 2006 by Travel Weekly, YTB International, Inc. provides Internet-based travel booking services for home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands.

It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as 'Reps.' YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents and affiliates, collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies. For more information, visit http://www.ytbi.com/investor.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.
# # #

Media Contact:
Lauren Barker
Levick Strategic Communications for YTB International, Inc.
Phone: 202.973.1342
Mobile: 443.618.9169
Email: lbarker@levick.com

Investor Contact:
Garth Russell / Yemi Rose
KCSA Worldwide for YTB International, Inc.
Phone: 212.896.1250 / 212.896.1233